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                                                                     Exhibit 5.1


          [LETTERHEAD OF GRAY, HARRIS & ROBINSON, P.A. APPEARS HERE]



                                January 6, 1998

Autonomous Technologies Corporation
2800 Discovery Drive
Orlando, Florida 32826

     Re:  Autonomous Technologies Corporation - Registration Statement on
          Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on January 7, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,835,075 shares of Common Stock of Autonomous Technologies Corporation (the "Shares"). As your counsel in connection with this registration process, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

     It is our opinion that the Shares are legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting part thereof, and any amendment thereto and any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) and all post-effective amendments thereto.

                              Very truly yours,
                              Gray, Harris & Robinson, P.A.


                              By:   /s/ William A. Grimm
                                 ----------------------------------------
                                    William A. Grimm